Contact Information:
Thomas Song
Managing Vice President
Tower Group, Inc.
212-655-4789
tsong@twrgrp.com
Tower Group, Inc. Reports Strong Operating Results

for the Fourth Quarter and Full Year 2007

NEW YORK -- March 6, 2008 -- Tower Group, Inc. (NASDAQ: TWGP) today reported net income of $6.7 million and $0.29 per diluted share for the fourth quarter and $45.1 million and $1.93 per diluted share for the full year of 2007.  Net income excluding realized investment gains or losses(1) was $18.1 million and $0.78 per diluted share for the fourth quarter and $56.5 million and $2.43 per diluted share for the full year of 2007.

Fourth Quarter and Full Year 2007 Key Operating Highlights (all percentage increases compare the fourth quarter and full year results to the same period in 2006):

•
Net income and diluted earnings per share excluding realized investment gains or losses (1), increased by 91.3% and 69.6%, respectively during the fourth quarter and 53.6% and 33.5%, respectively for the full year.

•	Our return on equity, excluding realized investment gains or losses(1), increased to 23.8% from 20.7% in the fourth quarter and to 22.6% from 22.2% for the full year.
•	Our book value per share increased 44.5% to $13.34 from $9.23 in 2006.
•	Gross premiums written and produced(2) increased by 62.6% to $197.1 million in the fourth quarter and 44.4% to $608.4 million for the full year.
•	Commission and fee based revenue increased by 168.2% to $41.8 million in the fourth quarter and 103.6% to $106.3 million for the full year.
•	Net investment income increased by 35.4% to $9.7 million in the fourth quarter and 59.4% to $36.7 million for the full year.
•	Net combined ratio of 80.9% for the fourth quarter and 83.7% for the full year.

(1) Note on Non-GAAP Financial Measures:  Net income excluding realized investment gains or losses is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.  The tax rate used to calculate the net realized gains or losses on investments, net of tax, is 35%.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies.

Financial Summary ($ in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Gross premiums written	$136,628	$121,066	$524,015	$432,663
Premiums produced by managing general agency	61,004	2,656	85,098	12,926
Net premiums written	74,708	65,059	259,183	245,070
Net premiums earned	78,564	55,080	286,106	223,988
Total commission and fee income	41,801	15,583	106,348	52,237
Net investment income	9,683	7,151	36,699	23,026
Net realized (losses) gains on investments	(17,521)	96	(17,511)	12
Net income	6,691	9,513	45,082	36,764

Earnings per share – Basic	$0.29	$0.47	$1.95	$1.85
Earnings per share – Diluted	$0.29	$0.46	$1.93	$1.82
Return on Average Equity	8.8%	20.7%	18.0%	22.2%

Reconciliation of non-GAAP financial measures:
Net income	$6,691	$9,513	$45,082	$36,764
Net realized (losses) gains on investments, net of tax	(11,389)	62	(11,382)	8
Net income excluding realized investment gains or losses	18,080	9,451	56,464	36,756
Excluding realized investment gains or losses:
Earnings per share – Basic	$0.79	$0.47	$2.46	$1.85
Earnings per share – Diluted	$0.78	$0.46	$2.43	$1.82
Return on Average Equity	23.8%	20.7%	22.6%	22.2%

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. stated, “We were extremely pleased with our fourth quarter operating results.  Despite challenging market conditions, we achieved very strong operating results as exhibited by our top line growth, a favorable combined ratio and significant contributions from commission and fee income.  We are encouraged by our continued success in the Northeast and expansion into other parts of the country.  Based upon the growth initiatives that we have developed in 2007, we anticipate that we will continue to achieve meaningful profitable growth in 2008.  In response to the challenging investment environment in the second half of 2007, we took affirmative steps to maintain the quality of our investment portfolio by selling investments to reduce our exposures to sub-prime mortgages.  We also wrote down certain investments that had unrealized losses. In doing so, a significant portion of our unrealized investment losses that were already reflected on our balance sheet at the end of the third quarter were realized in our income statement in the fourth quarter.  As a result of these investment transactions, we believe our balance sheet has been further strengthened to support our growth in 2008.”

Fourth Quarter 2007 Highlights

Gross premiums written in the insurance and reinsurance segments increased to $136.6 million in the fourth quarter, which was 12.9% higher than in the fourth quarter of 2006.

Total revenues increased 44.4% to $112.5 million in the fourth quarter of 2007 compared to $77.9 million for the same period in 2006. Net premiums earned represented 69.8% of total revenues for the three months ended December 31, 2007 compared to 70.7% for the same period in 2006.  For the fourth quarter of 2007, we produced $60.3 million in premiums on behalf of CastlePoint Insurance Company through our insurance services segment resulting in $19.3 million of fee income.

Total commission and fee income increased 168.2% to $41.8 million for the fourth quarter of 2007 compared to $15.6 million in the fourth quarter of 2006.

Net investment income increased by 35.4% to $9.7 million for the three months ended December 31, 2007 compared to $7.2 million for the same period in 2006. On a tax equivalent basis, the yield was 5.6% as of December 31, 2007 compared to 5.7% as of December 31, 2006.

At the end of the third quarter, we had net unrealized investment losses of $20.6 million.  In order to reduce our exposure to sub-prime and other real estate related investments, we realized $17.5 million of losses through sales or write downs, including additional unrealized losses on these investments and gains on other investments in the fourth quarter.  Our net unrealized investment losses were reduced to $12.1 million at the end of the fourth quarter.  These actions taken with respect to our investments reduced our sub-prime exposure to $11.5 million, which have an average rating of A.  Overall, the fair value of our fixed income investments exceeded $600 million as of year end 2007 and substantially consists of high rated securities averaging AA with nearly half rated AAA.

Gross loss and loss adjustment expenses and the gross loss ratio for the insurance and reinsurance segments combined were $70.7 million and 49.1%, compared to $48.9 million and 49.5%, for the three months ended December 31, 2007 and 2006, respectively. The net loss ratio for the combined segments was 55.2% and 54.6% in the three months ended December 31, 2007 and 2006 respectively.

Operating expenses were $55.7 million for the three months ended December 31, 2007 as compared to $31.9 million for the same period in 2006. Our gross expense ratio was 28.0% for the three months ended December 31, 2007 as compared with 29.8% for the same period in 2006.

Full Year 2007 Highlights

Gross premiums written in the insurance and reinsurance segments increased to $524.0 million in 2007, which was 21.1% higher than in 2006.  Policies in-force, before the effect of the Preserver acquisition, increased by 16.8% as of December 31, 2007 compared to December 31, 2006.  During 2007, premium increases on renewed business averaged 9.3% in personal lines and 0.3% in commercial lines.  For all brokerage business managed by Tower, the retention rate was 85% in personal lines and 79% in commercial lines.

Total revenues increased 37.6% to $411.6 million for 2007 compared to $299.3 million in 2006. Net premiums earned represented 69.5% of total revenues for 2007 compared to 74.8% in 2006. In 2007, we produced $84.2 million in premiums on behalf of CastlePoint Insurance Company through our insurance services segment resulting in $27.0 million of fee income.

Total commission and fee income increased 103.6% to $106.3 million for 2007 compared to $52.2 million in 2006.

Net investment income increased by 59.4% to $36.7 million for 2007 compared to $23.0 million in 2006.

Gross loss and loss adjustment expenses and the gross loss ratio for the insurance and reinsurance segments combined for 2007 were $264.7 million and 50.7%, respectively, compared to $199.9 million and 55.0%, respectively, in 2006. The net loss ratio for the combined segments was 55.2% for 2007 and 60.3% in 2006.

Operating expenses increased by 56.1% to $178.4 million for 2007 from $114.2 million in 2006. Our gross expense ratio was 29.2% for 2007 as compared with 28.7% in 2006.

Additional Highlights and Disclosures:

Dividend Declaration

Tower Group, Inc. announced today that the Company's Board of Directors approved a quarterly dividend of $0.05 per share payable March 27, 2008 to stockholders of record as of March 14, 2008.

2008 Guidance

We believe we are well positioned to support our premium growth and to generate commission and fee income to augment our return on equity.  For the first quarter, we project net income to be in a range between $13.5 million and $14.5 million. We project Tower's diluted earnings per share in the first quarter to be in the range between $0.58 and $0.62 per diluted share. For the full year, we anticipate net income to be in a range between $67.5 million and $70.0 million and diluted earnings per share to be between $2.90 and $3.00 for the year. These projections do not include any amounts for realized investment gains or losses.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower Group's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project", "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at
http://www.twrgrp.com/.

Insurance Results of Operations
Insurance and Reinsurance Segments
Fourth Quarter
($ in thousands)

	Three Months Ended
	December 31,
Revenues	2007	2006	(%) Change
Premiums earned
Gross premiums earned	$143,934	$98,714	45.8%
Less: Ceded premiums earned	(65,370)	(43,634)	49.8%
Net premiums earned	78,564	55,080	42.6%
Ceded commission revenue	20,143	12,580	60.1%
Policy billing fees	561	304	84.5%
Total Revenues	99,268	67,964	46.1%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	70,692	48,889	44.6%
Less: Ceded loss and loss adjustment expenses	(27,314)	(18,790)	45.4%
Net loss and loss adjustment expense	43,378	30,099	44.1%
Underwriting Expenses
Commissions paid to producers	24,070	16,524	45.7%
Other underwriting expenses	16,862	13,230	27.5%
Total Underwriting Expenses	40,932	29,754	37.6%

Underwriting Profit	$14,958	$8,111	84.4%

Key Measures
Premiums written
Gross	$136,628	$121,066	12.9%
Ceded	(61,920)	(56,007)	10.6%
Net	$74,708	$65,059	14.8%
Loss Ratios
Gross	49.1%	49.5%
Net	55.2%	54.6%
Accident Year Loss Ratios
Gross	51.0%	51.3%
Net	56.6%	56.6%
Expense Ratios
Gross	28.0%	29.8%
Net	25.7%	30.6%
Combined Ratios
Gross	77.1%	79.3%
Net	80.9%	85.2%

Insurance Results of Operations
Insurance and Reinsurance Segments
Full Year
($ in thousands)

	Twelve Months Ended
	December 31,
Revenues	2007	2006	(%) Change
Premiums earned
Gross premiums earned	$521,934	$363,425	43.6%
Less: Ceded premiums earned	(235,828)	(139,437)	69.1%
Net premiums earned	286,106	223,988	27.7%
Ceded commission revenue	71,010	43,130	64.6%
Policy billing fees	2,005	1,129	77.6%
Total Revenues	359,121	268,247	33.9%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	264,748	199,863	32.5%
Less: Ceded loss and loss adjustment expenses	(106,842)	(64,738)	65.0%
Net loss and loss adjustment expense	157,906	135,125	16.9%
Underwriting Expenses
Commissions paid to producers	86,976	58,633	48.3%
Other underwriting expenses	67,630	46,738	44.7%
Total Underwriting Expenses	154,606	105,371	46.7%

Underwriting Profit	$46,609	27,751	68.0%

Key Measures
Premiums written
Gross	$524,015	$432,663	21.1%
Ceded	(264,832)	(187,593)	41.2%
Net	$259,183	$245,070	5.8%
Loss Ratios
Gross	50.7%	55.0%
Net	55.2%	60.3%
Accident Year Loss Ratios
Gross	51.5%	55.8%
Net	55.8%	60.7%
Expense Ratios
Gross	29.2%	28.7%
Net	28.5%	27.3%
Combined Ratios
Gross	79.9%	83.7%
Net	83.7%	87.6%

Results of Operations
Insurance Services Segment
Fourth Quarter

($ in thousands)	2007	2006	% Change
Revenue
Direct commission revenue from managing general agency	$19,707	$1,175	1,577.2%
Claims administration revenue	690	621	11.1%
Other administration revenue (1)	497	737	-32.6%
Reinsurance intermediary fees (2)	175	166	5.4%
Policy billing fees	28	-	0.0%
Total	21,097	2,699	681.7%

Expenses
Direct commissions expense paid to producers	10,096	380	2,556.8%
Other insurance services expenses	3,491	843	314.1%
Claims expense reimbursement to TICNY (3)	684	620	10.3%
Total	14,271	1,843	674.3%
Insurance services pre-tax income (loss)	6,826	856	697.4%
Premiums produced by TRM on behalf of issuing companies	$61,004	$2,656	2,196.8%

(1)	The other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.
(2)	The reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of TICNY and TNIC.
(3)	Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement and to CastlePoint Reinsurance pursuant to a service and expense sharing agreement.

Results of Operations
Insurance Services Segment
Full Year

($ in thousands)	2007	2006	% Change
Revenue
Direct commission revenue from managing general agency	$28,795	$3,466	730.8%
Claims administration revenue	2,314	3,193	-27.5%
Other administration revenue (1)	1,421	737	92.8%
Reinsurance intermediary fees (2)	770	577	33.4%
Policy billing fees	33	5	560.0%
Total	33,333	7,978	317.8%

Expenses
Direct commissions expense paid to producers	14,055	1,925	630.1%
Other insurance services expenses	5,793	1,578	267.1%
Claims expense reimbursement to TICNY (3)	2,302	3,176	-27.5%
Total	22,150	6,679	231.6%
Insurance services pre-tax income (loss)	$11,183	$1,299	760.9%
Premiums produced by TRM on behalf of issuing companies	$85,098	$12,926	558.3%

(1)	The other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.
(2)	The reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of TICNY and TNIC.
(3)	Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement and to CastlePoint Reinsurance pursuant to a service and expense sharing agreement.

Tower Group, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
($ in thousands, except par value and share amounts)	2007	2006
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$616,757 and $416,642)	$606,488	$414,567
Equity securities, available-for-sale, at fair value (cost of $14,429 and $47,971)	12,580	49,453
Total investments	619,068	464,020
Cash and cash equivalents	77,679	100,598
Investment income receivable	6,546	4,767
Agents' balances receivable	122,763	65,578
Reinsurance recoverable	207,828	118,003
Prepaid reinsurance premiums	125,174	94,063
Deferred acquisition costs, net of deferred ceding commission revenue	39,271	35,811
Deferred income taxes	24,835	-
Intangible assets	21,670	5,423
Goodwill	13,281	-
Fixed assets, net of accumulated depreciation	32,337	20,563
Investment in unconsolidated affiliate	32,615	27,944
Other assets	33,452	17,312
Total assets	$1,356,519	$954,082
Liabilities
Loss and loss adjustment expenses	501,183	302,541
Unearned premium	272,774	227,017
Reinsurance balances payable	58,740	38,560
Payable to issuing carriers	42,855	662
Funds held under reinsurance agreements	36,841	51,527
Accounts payable and accrued expenses	14,205	18,267
Other liabilities	17,590	21,125
Federal and state income taxes payable	1,908	1,163
Deferred income taxes	-	1,255
Subordinated debentures	101,036	68,045
Total liabilities	1,047,132	730,162
Stockholders' Equity
Series A perpetual preferred stock ($0.01 par value; 2,000,000 shares authorized;
0 and 40,000 shares issued and outstanding, liquidation preference of
$1,000 per share, net of $0.4 million of issuance costs)	-	39,600
Common stock ($0.01 par value; 40,000,000 shares authorized, 23,225,039 and
20,005,758 shares issued, and 23,185,173 and 19,980,306 shares outstanding)	232	200
Treasury stock (39,866 and 25,452 shares)	(493)	(207)
Paid-in-capital	205,435	113,168
Accumulated other comprehensive net loss	(8,322)	(437)
Retained earnings	112,535	71,596
Total stockholders' equity	309,387	223,920
Total liabilities and stockholders' equity	$1,356,519	$954,082

Tower Group, Inc.
Consolidated Statements of Income and
Comprehensive Net Income
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands, except per share and share amounts)	2007	2006	2007	2006

Revenues
Net premiums earned	$78,564	$55,080	$286,106	$223,988
Ceding commission revenue	20,143	12,580	71,010	43,130
Insurance services revenue	21,064	2,699	33,300	7,973
Policy billing fees	594	304	2,038	1,134
Net investment income	9,683	7,151	36,699	23,026
Net realized gains (losses) on investments	(17,521)	96	(17,511)	12
Total revenues	112,527	77,910	411,642	299,263
Expenses
Loss and loss adjustment expenses	43,378	30,099	157,906	135,125
Direct and ceding commission expense	34,165	16,904	101,030	60,558
Other operating expenses	21,487	14,957	77,319	53,675
Interest expense	2,447	1,804	9,290	6,870
Total expenses	101,477	63,764	345,545	256,228

Other Income
Equity income in unconsolidated affiliate	269	550	2,438	914
Gain from issuance of common stock by unconsolidated affiliate	-	-	2,705	7,883
Warrant received from unconsolidated affiliate	-	-	-	4,605
Income before income taxes	11,319	14,696	71,240	56,437
Income tax expense	4,628	5,183	26,158	19,673
Net income	6,691	9,513	45,082	36,764

Gross unrealized investment holding gains (losses) arising during period	(9,255)	1,170	(29,424)	4,443
Equity in net unrealized gains in investment in unconsolidated
affiliate's investment portfolio	440	(41)	(218)	143
Less: reclassification adjustment for (gains) losses included in net income	17,521	(96)	17,511	(12)
Income tax (expense) benefit related to items of other
comprehensive income	(3,047)	(362)	4,246	(1,659)
Comprehensive net income	$12,350	$10,184	$37,197	$39,679

Basic and diluted earnings per share
Basic	$0.29	$0.47	$1.95	$1.85
Diluted	$0.29	$0.46	$1.93	$1.82

Weighted average common shares outstanding:
Basic	22,991,463	19,798,141	22,714,663	19,750,309
Diluted	23,215,462	20,483,388	22,968,097	20,147,318

Dividends declared and paid per common share:
Common stock	$0.05	$0.03	$0.15	$0.10

Note: Full year 2007 earnings per share calculated from net income available to common shareholders of $44,383,711 and 22,714,663 weighted average common shares for basic EPS and 22,968,097 weighted average common shares for diluted EPS.
Fourth quarter 2007 earnings per share calculated from net income available to common shareholders of $6,691,000 and 22,991,463 weighted average common shares for basic EPS and 23,215,462 weighted average common shares for diluted EPS.